Exhibit 2.2

EXHIBIT D

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [                    ], 2012 (this “Agreement”), is entered into by and among SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”) and [                              ], as Rights Agent (the “Rights Agent”).

RECITALS

A.                                    Parent, Sapphire Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of April 4, 2012 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub (a) will launch a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of Company (“Company Common Stock”), and (b) will merge with and into Company, with Company surviving the Merger as a wholly owned subsidiary of Parent.

B.                                    Pursuant to the Merger Agreement, in each of the Offer and the Merger, Parent has agreed to provide to Company’s stockholders (and holders of Company Options and Company RSUs) the right to receive contingent cash payments as hereinafter described.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

SECTION 1

DEFINITIONS

1.1                               Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.  The following terms shall have the meanings ascribed to them below:

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Parent Board and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Conditional Approval” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“Drug Approval” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“DTC” means The Depository Trust Company.

“EU” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“EU Milestone” means the attainment of both of the following milestones during the applicable Milestone Period for each: (i) Milestone #1, and (ii) Milestone #2.

“EU Major Market Countries” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“First Reimbursable Commercial Sale” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Lead Indication” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“Milestone #1” means the occurrence during the Milestone #1 Period of receipt of the first Drug Approval of the Product for the Lead Indication in the EU that is a Conditional Approval.

“Milestone #1 Period” shall have the meaning ascribed to it in the “Milestone Period” definition.

“Milestone #2” means the occurrence during the Milestone #2 Period of the First Reimbursable Commercial Sale in the Lead Indication in the third (3rd) EU Major Market Country in which such First Reimbursable Commercial Sale occurs.

“Milestone #2 Period” shall have the meaning ascribed to it in the “Milestone Period” definition.

“Milestone Period” means (i) with respect to Milestone #1, the period commencing as of the date of this Agreement and ending at 11:59 p.m. New York City time on December 31, 2012 (the “Milestone #1 Period”); and (ii) with respect to Milestone #2, the period commencing as of the date of this Agreement and ending at 11:59 p.m. New York City time on December 31, 2013 (the “Milestone #2 Period”).

“Milestone Payment” means $0.11 in cash per CVR.

“Mundipharma” means Mundipharma International Corporation Limited, a Bermuda corporation.

“Mundipharma Collaboration Agreement” means the License, Development and Commercialization Agreement between the Company and Mundipharma dated May 10, 2011, as in effect on the date of this Agreement.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: a transfer of CVRs (a) on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; or (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Product” shall have the meaning ascribed to it in the Mundipharma Collaboration Agreement.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

SECTION 2

CONTINGENT VALUE RIGHTS

2.1                               CVRs.  As provided in the Merger Agreement, each Holder shall be entitled to one CVR for (a) each Company Share outstanding that Merger Sub accepts for payment from such Holder pursuant to the Offer, (b) each Company Share outstanding that is owned by or has been issued to such Holder as of immediately prior to the Effective Time and is converted into the right to receive Merger Consideration pursuant to the Merger Agreement, and (c) each Company Share underlying each Company Option or Company RSU that is entitled to receive a portion of the Merger Consideration pursuant to Section 6.3 of the Merger Agreement.

2.2                               Nontransferable.  The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3                               No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                                 The CVRs shall not be evidenced by a certificate or other instrument.

(b)                                 The Rights Agent shall keep a register (the “CVR Register”) for the purpose of identifying the Holders of the CVRs and registering CVRs and transfers of CVRs as herein provided.  The CVR Register will show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time.  The Rights Agent will have no responsibility whatsoever directly to the street holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street holders in accordance with Section 2.2 of this Agreement.  With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any street holders of shares of Company Common Stock by sending one lump payment to DTC.  The Rights Agent will have no responsibilities whatsoever with regards to distribution of payments by DTC to such street holders.

(c)                                  Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor.  No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.  Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax) to the Holder.

(d)                                 A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4                               Payment Procedures.

(a)                                 If the EU Milestone is attained, then within ten (10) days following the attainment of the EU Milestone, Parent (or the Company, if the EU Milestone is attained on or prior to the Effective Time) shall deliver to the Rights Agent a certificate (the “Milestone Compliance Certificate”) certifying the date of the satisfaction of the EU Milestone and that the Holders are entitled to receive the Milestone Payment.  In connection therewith Parent shall deliver to the Rights Agent cash in the aggregate amount of the Milestone Payment payable to the Holders on the later of the Closing Date or the date that is forty-five (45) days following the attainment of the EU Milestone (the date of such payment, the “Milestone Payment Date”).

(b)                                 If (i) Milestone #1 is not attained during the Milestone #1 Period, or (ii) Milestone #1 is attained during the corresponding Milestone Period but Milestone #2 is not attained during the Milestone #2 Period (the end of Milestone #1 Period if clause (i) applies, or the end of Milestone #2 Period if clause (ii) applies, the “Milestone Measuring End Date”), then on or before the date that is thirty (30) days after the Milestone Measuring End Date, Parent shall deliver to the Rights Agent a certificate (the “Milestone Payment Non-Compliance Certificate”) certifying that the EU Milestone has not occurred and that Parent has complied with its obligations under this Agreement.

(c)                                  The Rights Agent shall promptly, and in no event later than ten (10) Business Days after receipt, send each Holder at its registered address a copy of any certificate delivered by Parent or the Company pursuant to this Section 2.4.  If in such certificate Parent or the Company certifies that the Milestone Payment is payable to the Holders, then the Rights

Agent shall also pay the Milestone Payment to each of the Holders (the amount to which each Holder is entitled to receive will be based on the Milestone Payment multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the first Business Day following the Milestone Payment Date; provided that no such payment shall be made or payable to any Holder prior to the Effective Time in any circumstance.

(d)                                 Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Legal Requirement.  To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.  Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts.

(e)                                  Any portion of the Milestone Payment that remains undistributed to the Holders for one year after the Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment.

(f)                                   Neither Parent nor the Rights Agent shall be liable to any person in respect of the Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any portion of a Milestone Payment made by Parent remains unclaimed by a Holder as of the date that is one year after the Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment would otherwise escheat to or become the property of any Governmental Body), despite the Rights Agent’s commercially reasonable efforts to deliver the payment to a Holder, any such Milestone Payment shall be delivered to Parent upon demand, and any such Holder shall thereafter look only to Parent for satisfaction of such Holders claims for the Milestone Payment.

2.5                               No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)                                 The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)                                 The CVRs shall not represent any equity or ownership interest in Parent, Merger Sub or the Company.

SECTION 3

THE RIGHTS AGENT

3.1                               Certain Duties And Responsibilities.  The Rights Agent shall not have any liability for any actions taken or not taken in compliance with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

3.2                               Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a)                                 the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)                                 whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c)                                  the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)                                 the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)                                  the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)                                   Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been arisen from Rights Agent’s gross negligence, bad faith or willful misconduct; and

(g)                                  Parent agrees (i) to pay the fees and reasonable and documented out-of-pocket expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes measured by the Rights Agent’s net income).

3.3                               Appointment of Successor.

(a)                                 The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 (sixty) days prior to the date so specified.  Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect.  Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 (sixty) days prior to the date so specified.

(b)                                 If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)                                  Parent shall give notice of each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d)                                 Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holders of not less than a majority of the outstanding CVRs, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

3.4                               Acceptance of Appointment By Successor.  Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

SECTION 4

COVENANTS

4.1                               List of Holders.  Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), or from the Company with respect to Company Options and Company RSUs, the names and addresses of the Holders within thirty (30) Business Days following the Acceptance Time, and additional Holders within thirty (30) Business Days of the Effective Time.

4.3                               Payment of Milestone Payments.  Parent shall duly and promptly deposit with the Rights Agent for payment to each Holder the Milestone Payments, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.4                               Certain Covenants of Parent.  Until the earlier of (x) the Milestone Measuring End Date, or (y) the attainment of the EU Milestone, Parent (i) shall use its commercially reasonable efforts to support Company’s fulfillment of its obligations under the Mundipharma Collaboration Agreement that relate to the achievement of the of the EU Milestone to the extent failure to fulfill such obligations would reasonably be expected to delay or adversely affect the achievement of the EU Milestone in any material respect, and (ii) shall not agree, itself or through Company, to any amendment to the Mundipharma Collaboration Agreement that would reasonably be expected to delay or adversely affect the achievement of the EU Milestone in any material respect.

SECTION 5

AMENDMENTS

5.1                               Amendments Without Consent of Holders.

(a)                                 Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)                                     to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)                                  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Parent Board and the Rights Agent shall consider to be for the protection of the Holders; provided that, in each case, such provisions shall not adversely affect the interests of the Holders;

(iii)                               to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the Holders;

(iv)                              as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that, such provisions shall not adversely affect the interests of the Holders; or

(b)                                 any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c)                                  Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2                               Amendments With Consent of Holders.

(a)                                 Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)                                 Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3                               Execution of Amendments.  In executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4                               Effect of Amendments.  Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

SECTION 6

MISCELLANEOUS PROVISIONS

6.1                               Entire Agreement; Counterparts.  This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

6.2                               Notices To Rights Agent and Parent.  All notices, requests, demands and other communications under this Agreement to Rights Agent or Parent shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Spectrum Pharmaceuticals, Inc.
11500 South Eastern Ave., Suite 240

Henderson, NV 89052

Tel: (702) 835-6300

Attention: Rajesh C. Shrotriya, M.D.

E-mail: raj.shrotriya@sppirx.com

Facsimile: (702) 260-7405

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Tel: (312) 862-2340
Attention: R. Scott Falk, P.C.
E-mail: scott.falk@kirkland.com
Facsimile: (312) 862-2200

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Tel:  (213) 680-8400
Attention:  Eva H. Davis
E-mail:  eva.davis@kirkland.com
Facsimile:  (213) 680-8500

if to the Company:

Allos Therapeutics, Inc.
11080 CirclePoint Road
Westminster, CO 80020
Tel: 303.426.6262
Attention: Paul Berns and Marc Graboyes
E-mails:
pberns@allos.com and mgraboyes@allos.com
Facsimile: 303.426.4731

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600
Attention: Josh Dubofsky
E-mail: josh.dubofsky@lw.com
Facsimile: (650) 463-2600

if to the Rights Agent:

[                              ]
[                              ]
[                              ]
Facsimile No. [                              ]
Email:  [                              ]

6.3                               Notice To Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4                               Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties and without the prior written consent of the Holders of not less than a majority of the outstanding CVRs, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; and provided further that each of the Holders is an intended third party beneficiaries of this Agreement.  Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.5                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.6                               Legal Holidays.  In the event that the last day on which the Milestone Payment is due shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on or prior to such date need not be made on or prior to such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the last day on which a Milestone Payment is due.

6.7                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.8                               Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) ninety (90) days after the Milestone Measuring End Date, (b) the payment in full of the Milestone Payment required to be paid under the terms of this Agreement, and (c) the termination of the Merger Agreement prior to the Acceptance Time pursuant to its terms.  The termination of this Agreement shall not affect or limit the right to receive the Milestone Payment hereunder if and to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

6.9                               Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)                                  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.10                        No Obligation.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, Parent or any of their Affiliates be required to achieve or undertake any level of efforts, or employ any level of resources, to achieve or cause the EU Milestone to be achieved.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

ALLOS THERAPEUTICS, INC.

By:
Name:
:	Title

[Rights Agent]

By:
Name:
Title: